Exhibit 99.1

                    DERMISONICS, INC. DECLARES STOCK DIVIDEND

WEST CONSHOHOCKEN, PENNSYLVANIA --- JANUARY 18, 2005 (PR NEWSWIRE) DERMISONICS, INC. (OTC BB: DMSI), a medical device company, announced today that it on January 4, 2005 it declared a stock dividend on its common stock payable to holders of record as of January 14, 2005 (the "Record Date"). Each share of common stock outstanding on the Record Date will receive a dividend of one half share of common stock. The dividend shares will be issued, in the case of freely tradable shares, without restriction, and, in the case of restricted shares, as restricted securities having transfer restrictions identical to the common stock held of as the Record Date. The payment date of the dividend is January 18, 2005. The Company will issue an aggregate of 13,088,611 shares of common stock as a dividend.

For further information consult our web site: www.dermisonics.com or contact
                                              -------------------
Bruce Haglund at 949-733-1101.

LEGAL  NOTICE  REGARDING  FORWARD-LOOKING  STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

                                DERMISONICS, INC.
                                Four Tower Bridge
                              200 Bar Harbor Drive
                      West Conshohocken, Pa. 19428-2977 USA
                          888-401-DERM (3376) Toll Free
                               610-941-2780 Phone
                                610-941-2990 Fax


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